EXHIBIT 99.2

MARCH 21, 2006 LETTER FROM AMERICAN STOCK EXCHANGE

James P. Mollen

Director - Listing Qualifications

T 212 306 2391

F 212 306 5359

james.mollen@amex.com

Via Facsimile and Federal Express

March 21, 2007

Mr. Paul N. Hanson

Vice President and Chief Financial Officer

Communications Systems, Inc.

213 South Main Street

Hector, MN 55342

Dear Mr. Hanson:

As you are aware, Communications Systems, Inc. (“Communications” or the “Company”) is not in compliance with certain of the American Stock Exchange’s (the “Amex” or the “Exchange”) continued listing standards. Specifically, the Company is not in compliance with Sections 134 and 1101 of the Amex Company Guide (the “Company Guide”)(1) due to the fact that it failed to file with the Securities and Exchange Commission (the “SEC”), its Form 10-Q for the periods ended March 31, 2006 (the “2006 First Quarter Report”), June 30, 2006 (the “2006 Second Quarter Report”), and September 30, 2006 (the “2006 Third Quarter Report”).

Thank you for your submissions dated March 5, 2007 and March 8, 2007.  The Exchange has completed its review of Communications’ revised plan of compliance and supporting documentation (the “Revised Plan”) and has determined that, in accordance with Section 1009 of the Company Guide, the Revised Plan makes a reasonable demonstration of the Company’s ability to regain compliance with the continued listing standards. Based upon the information you have provided, the Exchange has determined to grant the Company an extension until May 15, 2007, for the Company to file its 2006 First Quarter Report, 2006 Second Quarter Report, 2006 Third Quarter Report and annual report on Form 10-K for the fiscal year ended December 31, 2006 (the “Extended Plan Period”).  Therefore, at this time we are prepared to continue the listing of Communications subject to the following conditions:

i.                  The Company must make a public announcement through the news media by March 28, 2007 disclosing the fact that it continues to be noncompliant with the continued listing standards of the Exchange and that its listing is being continued pursuant to an additional extension, as well as the reasons behind the Company’s request for an additional extension. The extended targeted completion date of May 15, 2007, must also be disclosed.

ii.               The Company must continue to provide the Exchange Staff with updates in conjunction with the initiatives of the Revised Plan as appropriate or upon request.

iii.            Exchange Staff will review Communications periodically for compliance with the Revised Plan.  If the Company does not show progress consistent with the Revised Plan, the Exchange Staff will review the circumstances and may immediately commence delisting proceedings.  Additionally,

(1) The Amex Company Guide may be accessed at www.amex.com.

please be advised that consistent with the Exchange’s obligations and responsibilities as a self-regulatory organization, the Exchange Staff is authorized to initiate immediate delisting proceedings as appropriate in the public interest, notwithstanding the terms of this letter.

At the end of the Extended Plan Period, May 15, 2007, Communications must be in compliance with all the continued listing standards including the issue described above. Failure to regain compliance within the timeframe outlined above will likely result in the Exchange Staff initiating delisting proceedings pursuant to Section 1009 of the Company Guide.

We appreciate your attention to this matter and we look forward to continuing to work with you through this difficult time. Towards that end, it is important during this process that you continue to communicate with the Exchange on a proactive basis regarding all corporate developments.  If we may be of any assistance in this matter, please do not hesitate to contact me, or Diana Dodi, Lead Analyst, at (212) 306-2396.

Please acknowledge your acceptance of the conditions outlined in this letter by signing and returning the enclosed copy of this letter by March 28, 2007.

Very truly yours,

/s/ James Mollen

Acknowledged and Agreed to:

Date:
Mr. Paul N. Hanson
Vice President and Chief Financial Officer
Communications Systems, Inc.